EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:

Sequential Brands Group, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-152961 and 333-134672) of Sequential Brands Group, Inc., formerly People’s Liberation, Inc. and Subsidiaries (the “Company”), of our report dated March 31, 2011, except for Note 1, Note 12, Note 13 and Note 14, as to which is dated March 29, 2013, relating to the Company’s 2010 financial statements appearing in this annual report on Form 10-K/A for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Sherman Oaks, California

March 29, 2013